EXHIBIT 12

                         SCOTIA PACIFIC COMPANY LLC
                     RATIO OF EARNINGS TO FIXED CHARGES

                                                      Nine Months
                                                   Ended September 30,                    Year Ended December 31,
                                                   ------------------    -------------------------------------------------------
                                                     1998      1997        1997        1996       1995        1994        1993
                                                   -------   --------    --------    --------   --------    --------    --------
                                                                                       (In thousands of dollars)
Historical:
Earnings are calculated as follows:

      Income before income taxes and
        extraordinary item:                        $26,226    $66,048    $ 76,725    $ 84,993   $ 78,076    $ 92,911    $ 88,937
      Add:
         Fixed charges as calculated below          27,496     20,560      27,390      28,328     29,337      30,287      24,870
                                                   -------    -------    --------    --------   --------    --------    --------
                                                   $53,722    $86,608    $104,115    $113,321   $107,413    $123,198    $113,807
                                                   =======    =======    ========    ========   ========    ========    ========
    Fixed charges are calculated as follows:
      Interest expense                             $26,487    $19,619    $ 26,134    $ 27,064   $ 28,179    $ 29,134    $ 23,350
      Amortization of deferred financing costs ....    974        924       1,232       1,247      1,142       1,137       1,508
      Interest component of rental expense ........     35         17          24          17         16          16          12
                                                   -------    -------    --------    --------   --------    --------    --------
                                                   $27,496    $20,560    $ 27,390    $ 28,328   $ 29,337    $ 30,287    $ 24,870
                                                   =======    =======    ========    ========   ========    ========    ========

    Ratio of earnings to fixed charges ............    2.0 x      4.2 x       3.8 x       4.0 x      3.7 x       4.1 x       4.6 x
                                                   =======    =======    ========    ========   ========    ========    ========


Pro Forma:
Earnings are calculated as follows:

      Income (loss) before income taxes and
        extraordinary item:                        $ 3,200              $ 35,500
      Add (deduct):
         Fixed charges as calculated below          48,935                65,624
                                                   -------              --------
                                                   $52,135              $101,124
                                                   =======              ========

    Fixed charges are calculated as follows:
      Interest expense                             $47,926               $64,000
      Amortization of deferred financing costs         974                 1,600
      Interest component of rental expense              35                    24
                                                   -------              --------
                                                   $48,935               $65,624
                                                   =======              ========

    Ratio of earnings to fixed charges                 1.1                   1.5 x
                                                   =======              ========


    Fixed charge coverage deficiency                  ($ 0)                    -
                                                   =======              ========
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